UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2008

YOUNG BROADCASTING INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-25042	13-3339681
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

599 Lexington Avenue

New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number:  (212) 754-7070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 3, 2008, Young Broadcasting Inc. (the “Company”) received notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) stating that for the last 30 consecutive trading days, the market value of the Company’s publicly held shares was less than the $15 million minimum required for continued listing on Nasdaq pursuant to Marketplace Rule 4450(b)(3). In accordance with Marketplace Rule 4450(e)(1), the Company is provided with ninety (90) calendar days, or until June 2, 2008, to regain compliance. If, at any time prior to June 2, 2008, the market value of the Company’s publicly held shares is $15 million or more for 10 consecutive trading days, the Nasdaq staff will provide written notification that the Company has achieved compliance. If compliance with Rule 4450(b)(3) cannot be demonstrated by June 2, 2008, then the Nasdaq staff will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal Nasdaq’s determination to a Listings Qualification Panel.

The Company intends to monitor the market value of its publicly held securities and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by June 2, 2008.

On March 6, 2008, the Company issued a press release announcing the receipt of this notice, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statement and Exhibits.

(d) Exhibits

99.1         Press Release dated March 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 7, 2008	YOUNG BROADCASTING INC.

/s/ James A. Morgan
James A. Morgan
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 6, 2008